As filed with the SEC on February 17, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONGAREE BANCSHARES, INC.

(Name of small business issuer in its charter)

South Carolina	6022	20-3863936
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3618 Sunset Boulevard
West Columbia, South Carolina 29169
(803) 461-0165

(Address and telephone number of principal executive offices)

F. Harvin Ray, Jr.
Chief Executive Officer
3618 Sunset Boulevard
West Columbia, South Carolina 29169
(803) 461-0165

(Name, address, and telephone number of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

J. Brennan Ryan, Esq.	Michael G. Keeley, Esq.
Jason R. Wolfersberger, Esq.	Jenkens & Gilchrist
Nelson Mullins Riley & Scarborough LLP	1445 Ross Avenue
999 Peachtree Street, N.E.	Suite 3700
Suite 1400	Dallas, Texas 75202
Atlanta, Georgia 30309	(214) 855-4500
(404) 817-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	2,630,000	$10.00	$26,300,000	$2,815
Warrants	130,000	—	—	—

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective.  This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

CONGAREE BANCSHARES, INC.

A proposed bank holding company for

[Insert logo for Congaree State Bank]

(In Organization)

2,500,000 Shares of Common Stock

$10.00 per share

We are offering shares of common stock of Congaree Bancshares, Inc. to fund the start-up of a new community bank, Congaree State Bank. We are currently obtaining regulatory approval for the bank and expect to open the bank in the third quarter of 2006. Congaree Bancshares will be the holding company and sole owner of the bank. The bank will be headquartered in West Columbia, South Carolina. This is our first offering of stock to the public, and there will be no established public market for our shares following the offering. We do not expect a liquid market for our common stock to develop for several years, if at all. The minimum purchase requirement for investors is 150 shares and maximum purchase amount is 50,000 shares, although we may at our discretion accept subscriptions for more or less. The shares will be sold primarily by our officers and directors, and by our sales agent, SAMCO Capital Markets, a division of Penson Financial Services, Inc. SAMCO has agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require that all sales be made through a registered broker-dealer. SAMCO will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution.

The offering is scheduled to end on July 31, 2006, but we may extend the offering until December 31, 2006, at the latest. This offering will be conducted on a best efforts basis. All of the money that we receive from investors will be placed with an independent escrow agent that will hold the money until (1) we sell at least 1,320,000 shares and (2) we receive preliminary approval from our bank regulatory agencies for the new bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, with interest and without penalty. Once we accept your subscription, you may not revoke it without our consent.

Our organizers and executive officers intend to purchase at least 226,500 shares in this offering, for a total investment of $2,265,000. They may purchase more, including up to 100% of the offering amount. Our organizers, which include our directors, will receive warrants to purchase one share of common stock for $10.00 per share for every share they purchase in the offering, up to a maximum of 10,000 shares per organizer. If each organizer exercises his warrants in full and we do not issue any other shares, our organizers and executive officers will own 25% of our outstanding stock based on the minimum offering and 14% based on the maximum offering. We describe the warrants in more detail in the “Management—Stock Warrants” section on page      .

	Per Share	Minimum Total 1,320,000 Shares	Maximum Total 2,500,000 Shares
Public Offering Price	$10.00	$13,200,000	$25,000,000
Sales Agency Fee(1)	0.33	437,400	909,400
Proceeds to Congaree Bancshares	9.67	12,762,600	24,090,600

(1)          The per share amount of the sales agency fee is based on the minimum offering. The total sales agency fee also assumes that we will pay SAMCO a 4% fee on all shares sold in the offering except for 226,500 shares sold to our directors, officers, and organizers.

This is a new business. As with all new businesses, an investment will involve risks. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose some or all of your investment. THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2006

CONGAREE BANCSHARES, INC.
CONGAREE STATE BANK (Proposed)

Primary Service Area

[Add a map of the market area]

SUMMARY

We encourage you to read the entire prospectus carefully before investing.

Congaree Bancshares, Inc. and Congaree State Bank

We incorporated Congaree Bancshares in November 2005 to organize and serve as the holding company for Congaree State Bank, a proposed new South Carolina state bank we are forming to be located in West Columbia, South Carolina. We also intend to open a branch in our primary service area by the end of 2008. Upon successful receipt of required regulatory approvals, the bank will engage in a general commercial banking business, emphasizing personal service to individuals and businesses primarily in Lexington and Richland Counties. We have filed applications with the South Carolina Board of Financial Institutions to open the new bank and with the FDIC for deposit insurance. We will also file for approval by the Board of Governors of the Federal Reserve System to become a bank holding company and acquire all of the stock of the new bank upon its formation. We expect to receive all final regulatory approvals and open for business in the third quarter of 2006. Until we receive these regulatory approvals, we cannot commence banking operations and generate any operational revenue. During this offering process, we have been, and will continue to, incur start-up expenses. We incurred a net loss of $149,218 for the period from our inception on November 2, 2005 through December 31, 2005. For more detailed information regarding the risks of investing in our company, see “Risk Factors” beginning on page       .

Why We Are Organizing a New Bank in West Columbia

Our primary service area will consist of Lexington and Richland Counties, South Carolina. With its central location in the state and convenient access to I-20, I-26, and I-77, this area is one of the fastest growing areas in South Carolina according to U.S. Census data. Home to the state capital, the University of South Carolina, and a variety of service-based and light manufacturing companies, this area provides a growing and diverse economy. Lexington Medical Center, Lexington County’s largest employer, has over 4,000 employees and is expanding its facilities, which is expected to be complete by the end of 2006.

We believe this diverse economy combined with favorable demographics creates a desirable environment for a new community bank. Based on U.S. Census data, West Columbia is the largest city in Lexington County and grew approximately 23% from 1990 to 2000. This significantly outpaced the rates of growth of the State of South Carolina and the United States, which were approximately 15% and 13%, respectively. Lexington and Richland Counties had a population of over 536,000 as of the 2000 census, and are expected to increase to approximately 600,000 by 2010. Within a 15 mile radius of our proposed main bank, the population grew at a rate of approximately 14% between 1990 and 2000. This growth in population has contributed to a significant increase in construction activity in the area. Since January 2005, there have been over 160 newly permitted subdivisions with over 10,000 proposed sites in Lexington and Richland Counties.

We believe that there is an opportunity in our primary service area for a new locally-owned and managed bank focused on the community and offering personalized service to individuals and local businesses. Currently, there are no community banks headquartered in West Columbia. According to FDIC data as of June 30, 2005, approximately 94% of the more than $2.1 billion deposit base in Lexington County is controlled by large multi-state banks such as Bank of America and Wachovia. Although these large, multi-state institutions are well established in the area, we believe that a community bank with local management will be well positioned to compete with these larger banks for deposits. We believe many residents in the area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks.

To take advantage of this opportunity, we intend to position Congaree State Bank as a community bank that cares about its customers. We intend to provide professional and personalized service to our customers by employing well trained, seasoned bankers who are familiar with our market area and our customers’ individual needs. We plan to emphasize our local ownership and management and our strong ties to Lexington and Richland Counties and the surrounding communities. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker. Our future profitability, however, is dependent on a number of factors including the continued success of the economy and the successful implementation of our business strategies. However, no assurance can be given that economic conditions will remain favorable in our market or that we successfully achieve or maintain profitability in the future.

Our Organizers, Board of Directors, and Management

We were founded and organized by 13 business leaders, most of who have lived in West Columbia and the surrounding areas for many years. We believe our organizers’ long-standing ties to their communities and their significant business experience will provide Congaree State Bank with the ability to effectively assess and address the needs of our proposed market area. These organizers are also community leaders and serve on numerous charitable and service organizations throughout Lexington and Richland Counties. Our organizers include the following:

• Thomas Hal Derrick	• E. Daniel Scott
• Ronald F. Johnson, Sr.	• Nitin C. Shah
• Steven W. McGuinn	• Dr. J. Larry Stroud
• David S. Murray, Jr.	• Donald E. Taylor
• Stephen P. Nivens	• John D. Thompson
• F. Harvin Ray, Jr.	• Harry Michael White
• Victoria Samuels, MD

Our management team consists of the following:

F. Harvin (“Hank”) Ray, Jr. will serve as the president and chief executive officer of the holding company and the bank. He has over 18 years of banking and finance experience, most recently serving as vice president, business banking manager for First Citizens Bank of South Carolina from 2002 until he resigned in August 2005 to form our bank. At First Citizens, Mr. Ray was responsible for managing the business activities of over 40 branch offices.

Stephen P. Nivens will serve as a senior vice president and the chief business development officer of the holding company and the bank. He has over 28 years of experience in retail and commercial banking, most recently serving as the managing member of L & N Financial Services, LLC from 2003 until he left in October 2005 to form our bank.

We are in the process of assembling a qualified management team with significant banking experience, including a chief financial officer. We are looking for individuals who reside in the area, have local banking experience, and a history of service to the community.

Products and Services

We plan to offer a broad range of banking products and services. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We expect that our initial legal lending limit will be at least $1,800,000 immediately following the offering. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier’s checks, credit cards, safe deposit boxes, traveler’s checks, direct deposit, and U.S. savings bonds. We intend to deliver our services though a variety of methods, including an ATM, on-line banking, banking by mail, courier services and drive-through banking.

The Offering and Ownership by Management

We believe our bank regulators will require us to capitalize Congaree State Bank with at least $12,000,000. Therefore, we plan to sell a minimum of 1,320,000 shares and a maximum of 2,500,000 shares in the offering, all at $10.00 per share. We determined the minimum number of shares to be sold in the offering based upon the amount of capital our bank regulators have indicated that they will require for us to commence operations, and based upon our need for additional capital for related expenses. We also expect to capitalize the bank with at least 50% of any amounts we raise in excess of $13,200,000. Our organizers and executive officers intend to purchase at least 226,500 shares, which represents approximately 17% of the shares outstanding if we complete the minimum offering and approximately 9% of the shares outstanding if we complete the maximum offering. We intend to sell most of the remaining shares to individuals and businesses in Lexington and Richland Counties who share our desire to support a new local community bank.

To compensate our organizers for their financial risk and efforts in organizing the bank, they will receive warrants to purchase one share of common stock for $10.00 per share for every share they purchase in this offering, up to a maximum of 10,000 shares per organizer. Each warrant will have a term of 10 years. As a result, if the value of our shares rises, our organizers will be able to purchase a significant amount of our shares in the future for less than their market value at the time of the purchase. If each organizer exercises his warrants in full and we do not issue any other shares, our organizers and executive officers will own 25% of our outstanding stock if we complete the minimum offering and 14% if we complete the maximum offering.

Funds from Irrevocable Subscriptions Will be Placed in Escrow

We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering who are not also organizers with an independent escrow agent, The Bankers Bank. You may not revoke your subscription once we accept it. The escrow agent will hold these funds, and no shares will be issued, until:

•       we have accepted subscriptions and payment in full for a minimum of 1,320,000 shares at $10.00 per share;

•       we have received preliminary approval from the Office of the South Carolina Board of Financial Institutions to grant us a state bank charter;

•       we have received preliminary approval of the bank’s application for deposit insurance from the FDIC; and

•       we have received preliminary approval from the Federal Reserve to acquire the stock of the bank.

In November 2005, we filed an application with the South Carolina Board of Financial Institutions to open the bank and an application with the FDIC for deposit insurance. We expect to receive preliminary approval for these applications in the first quarter of 2006. Once we receive these preliminary approvals, we will file an application with the Federal Reserve to form a bank holding company. We expect to receive all preliminary regulatory approvals by the third quarter of 2006. We currently intend to close the offering by July 31, 2006, but may extend the offering up to December 31, 2006. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without penalty and with interest, and will use the contributions by our organizers to pay expenses and liquidate the company.

No Public Market for the Shares for the Foreseeable Future

Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market in our common stock. For these reasons, we do not expect a liquid market for our common stock to develop for several years, if at all.

Determination of Offering Price

We determined the minimum number of shares to be sold in the offering based upon the amount of capital our bank regulators have indicated that they will require for us to commence operations. We determined the $10.00 per share stock price arbitrarily because it is the usual price for new community bank stock offerings.

Use of Proceeds

We will use the first $12,000,000 we raise in this offering to capitalize Congaree State Bank. This is the amount of capital we believe our banking regulators will require for us to open the bank. We will use the remaining net proceeds of the offering at the holding company level to pay organizational and offering expenses of the holding company and to provide general working capital for the holding company.

If we raise funds in excess of the minimum offering, we expect to capitalize the bank with at least 50% of any amounts we raise in excess of this amount. We will initially invest the remaining proceeds in United States government securities or deposit them with Congaree State Bank. For more detailed information see “Use of Proceeds” beginning on page       .

We Do Not Initially Plan to Pay Dividends

Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

Location of Offices

Our main office will be located at 2023 Sunset Boulevard, West Columbia, South Carolina 29169. The site is approximately 1.5 acres in size, and the building will be approximately 8,500 square feet. We will commence construction of this permanent facility following completion of the offering and expect to complete construction in the third quarter of 2007. We intend to open a branch office in our primary service area by end of 2008. A location has not been chosen yet for this facility. In the interim period, we are leasing a temporary facility at 3618 Sunset Boulevard, West Columbia, South Carolina 29169. Our telephone number is (803) 461-0165.

RISK FACTORS

The following is a summary of the risks that we expect to encounter in starting and operating the new bank. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

We are a new business and there is a risk we may not be successful.

Neither Congaree Bancshares nor Congaree State Bank has any operating history. The operations of new businesses are always risky. Because Congaree State Bank has not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years. If we are not successful, you will lose all of your investment.

We expect to incur losses for at least our first two years, and there is a risk we may never become profitable.

We expect to incur large initial expenses and have already incurred a net loss of $149,218 for the period from our inception on November 2, 2005 through December 31, 2005. In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and expect to incur losses for at least our first two years. Our future profitability is dependent on numerous factors including the continued success of the economy of the community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank’s right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. We may also experience setbacks in the implementation of our business plan. If any of these happen, we may never become profitable and you will lose part or all of your investment.

If we cannot open the bank because we do not receive final regulatory approvals, we may dissolve and liquidate and you may receive a return of only a portion, if any, of your investment.

We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We expect to receive our preliminary regulatory approvals by the first quarter of 2006. Once we receive preliminary approvals from our regulators and raise the minimum offering amount, we intend to break escrow to fund our offering and operational efforts. We expect to receive final approvals by the third quarter of 2006, but it may take longer. If we ultimately do not receive final regulatory approvals, or if we do not open for any other reason after breaking escrow, we anticipate that we will dissolve the company and return to our investors all funds remaining after paying all expenses.

Any delay in opening Congaree State Bank will result in additional losses.

We intend to open the bank by the third quarter of 2006. If we do not receive all necessary regulatory approvals as planned, the bank’s opening will be delayed or may not occur at all. If the bank’s opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

We will depend heavily on F. Harvin Ray, Jr. and Stephen P. Nivens, and our business would suffer if something were to happen to them or if they were to leave.

Our growth and development will largely be the result of the contributions of our executive officers, including F. Harvin Ray, Jr., who will be our president and chief executive officer, and Stephen P. Nivens, who will be a senior vice president and the chief business development officer. The performance of community banks, like Congaree State Bank, is often dependent upon the ability of executive officers to promote the bank in the local market area. Messrs. Ray and Nivens have extensive and long-standing ties within our primary service areas and will provide us with an important medium through which to market our products and services. If we lose the services of Messrs. Ray and Nivens, they would be difficult to replace and our business and development could be materially and adversely affected. We have employment agreements with Messrs. Ray and Nivens and expect to carry $500,000 of insurance on each of their lives payable to the bank.

We will depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Our future performance will depend upon our ability to attract and retain qualified loan officers and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations, and financial condition.

Because of our lack of a historical loan loss experience, we may underestimate our loan loss allowance and be required to decrease our net income or capital in order to increase it.

Making loans and other extensions of credit will be essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. If our loans are not repaid, we will incur losses and be required to charge those losses against our allowance for loan losses. We will attempt to maintain an appropriate allowance for loan losses, but there is no precise method of predicting credit losses. Therefore, we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses, and that additional increases in the allowance for loan losses will be required. Moreover, because we do not have any historical loan loss experience, the risk that we could underestimate the allowance actually needed may be greater than if we had historical information from which to derive our allowance. If we underestimate our loan loss allowance, we will be required by our bank regulators to increase it. Additions to our allowance for loan losses would result in a decrease of our net income and, possibly, our capital. If the additions to our allowance for loan losses deplete too much of our capital, our capital ratios could fall below regulatory standards, and our regulators could restrict or cease our operations and take control of our bank. See the “Proposed Business—Lending Activities—Allowance for Loan Losses” section beginning on page        for the factors we will use to determine our allowance, and the “Supervision and Regulation—Congaree State Bank—Capital Regulations” section beginning on page        for information regarding our capital requirements.

Initially, there will be no public market for our shares, and we do not expect to have enough shareholders or outstanding shares after this offering to support an active trading market, even if we are eventually listed on a recognized trading exchange.

Initially, there will be no established market for our common stock. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market, even if we are eventually listed on a recognized trading exchange. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the

OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market in our common stock. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock. If investors attempt to sell their shares prior to an active trading market developing for our shares, it may be difficult to find buyers for their shares, and they may receive less than the $10.00 per share price they paid in this offering.

We do not intend to pay dividends for the foreseeable future for both regulatory and business reasons, which could prevent you from obtaining a profitable return on your investment.

Bank holding companies and South Carolina state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for us to retain and build capital, it will be our policy to retain earnings at least until all cumulative losses in our bank are recovered and it becomes profitable. Once our bank is cumulatively profitable, we still may not pay any dividends as our future dividend policy will depend on our earnings, capital requirements, regulatory requirements, financial condition, and other factors that we consider relevant. See “Dividend Policy” on page      . Until we begin paying dividends, the only return you could realize from an investment in our shares would be profit from the sale of your shares if you sold them at a price in excess of $10.00 per share. However, there is no assurance that the value of our shares will increase or that there will be any liquid market in which you could sell your shares.

Our organizers and executive officers will purchase a large percentage of our stock in the offering, which may allow them to control the company and affect our shareholders’ ability to receive a premium for their shares.

Our directors and executive officers intend to purchase at least 226,500 shares in this offering, for a total investment of $2,265,000. As a result, they will own approximately 17% of the shares outstanding if we complete the minimum offering or 9% of the shares outstanding if we complete the maximum offering. Additionally, each of the organizers will receive a warrant to purchase one share of common stock at $10.00 per share for every share they purchase in the offering, up to a maximum of 10,000 shares per organizer. If each organizer exercises his warrants in full, the directors’ and executive officers’ ownership of Congaree Bancshares will increase to 25% if we complete the minimum offering or 14% if we complete the maximum offering. These amounts represent the minimum amount our organizers intend to purchase. They may purchase more, including up to 100% of the offering amount, especially if necessary to meet the minimum offering amount. As a result, this group will have significant influence over our affairs and policies. Additionally, we intend to adopt a stock option plan covering a number of shares equal to approximately 15% of the total outstanding shares immediately following the offering. The plan will permit us to issue options from time to time to our employees and directors. If these options are exercised, our executive officers and directors will control a greater percentage of our common stock. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting Congaree Bancshares, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. See “The Offering—General” section on page       .

We determined the offering price of $10.00 arbitrarily and it will fluctuate once the shares become freely tradable after the offering.

Because we do not have any history of operations, we determined the stock price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

We will face strong competition for customers from larger and more established banks, which could prevent us from obtaining customers, and may cause us to have to pay higher interest rates to attract customers.

We will encounter strong competition from existing banks and other types of financial institutions operating in Lexington and Richland Counties and the surrounding communities. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like Wachovia Bank and Bank of America, and others are more established community banks, like First Community Bank and Security Federal Bank. These institutions offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. Paying higher interest rates will decrease our profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See “Proposed Business” on page       .

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

We will be limited in the amount we can loan a single borrower by the amount of the bank’s capital. The legal lending limit is 15% of the bank’s capital and surplus. We expect that our initial legal lending limit will be at least $1,800,000 immediately following the offering if we complete the minimum offering. Until the bank is profitable, our capital, and therefore our lending limit, will continue to decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

The exercise of warrants and stock options will cause stock dilution and may adversely affect the value of our common stock.

The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in us. Following completion of the offering, we will issue to the organizers warrants to purchase one share of common stock at $10.00 per share for every share they purchase in the offering, up to a maximum of 10,000 shares per organizer. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.

We are subject to extensive regulation that could limit or restrict our activities. This regulation is for protection of the bank’s depositors and not for the investors.

We will operate in a highly regulated industry and will be subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations will be costly and will restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We will also be subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Although we are subject to extensive and comprehensive regulation by various banking regulatory agencies such as the FDIC and the South Carolina Board of Financial Institution, the purpose of these banking regulatory agencies is to protect and insure the interests and deposits of our bank’s depositors. These agencies do not consider preserving or maximizing the investment made by the company’s investors when regulating the bank’s activities.

The costs of being an SEC registered company are proportionately higher for small companies such as Congaree Bancshares because of the requirements imposed by the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

If at any time we have fewer than 300 shareholders, we anticipate that we will not register or will terminate our registration as a reporting company under the Securities and Exchange Act of 1934 and therefore current information about us will not be publicly available for review.

As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act. We will file periodic reports with the SEC but not be subject to compliance with the federal proxy rules. If we have more than 500 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also be subject to the federal proxy rules. If we have fewer than 300 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we anticipate that we would deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the federal proxy rules. We would continue to comply with regulatory and state law requirements and furnish our shareholders with annual reports containing audited financial information. Upon completion of the offering, we anticipate that we will have more than 300 and may have more than 500 shareholders.

This is a “best efforts” offering and if we only raise the minimum offering amount we may have difficulty fully implementing our business strategy.

We are seeking to raise a minimum of $13,200,000 and a maximum of $25,000,000 in this offering. We plan to capitalize the bank with $12,000,000, which we believe is the minimum amount we will need in order to successfully implement our business strategy. However, if we only raise the minimum amount, we may have to raise additional capital sooner than expected. We cannot assure that we will be successful in raising additional capital when needed, and as a result, we may not be able to implement fully our business strategy. In addition, we will have a lower loan limit than many of our competitors, which may force us to seek relationships with only the smaller businesses in our market area.

We may issue preferred stock which may result in the subordination of the rights of the common shareholders.

Although we do not currently have any plans for issuing preferred stock, we have authorized 10,000,000 shares of preferred stock for future issuance to shareholders. If we issue preferred stock in the future, the rights of the preferred shareholders would be paramount with regards to some rights such as liquidation and dividend preferences as compared to the rights of common shareholders.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” about us and our operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on a number of factors, including many that are beyond our control. The words “may,”  “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, identify forward-looking statements. We discuss what we believe are the most significant of these risks, uncertainties, and other factors under the heading “Risk Factors” beginning on page       of this prospectus. We urge you to carefully consider these factors prior to making an investment.

THE OFFERING

General

We are offering a minimum of 1,320,000 shares and a maximum of 2,500,000 shares of our common stock at a price of $10.00 per share to raise between $13,200,000 and $25,000,000. We intend to impose a minimum purchase for any investor of 150 shares and a maximum purchase of 50,000 shares, although we reserve the right to accept subscriptions for more or fewer shares.

Our organizers and executive officers intend to purchase at least 226,500 shares in the offering, for a total investment of $2,265,000. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering. We understand that all shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

We must receive your subscription for shares before midnight, Eastern Standard Time, on July 31, 2006, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date up to December 31, 2006. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering up to December 31, 2006, subscriptions we have already accepted will still be binding.

All subscriptions will be binding on the investor and may not be revoked except with our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

•       the order in which subscriptions are received;

•       a subscriber’s potential to do business with or to direct customers to the bank; and

•       our desire to have a broad distribution of stock ownership.

If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled without penalty and with interest. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Conditions to the Offering and Release of Funds

We will place all subscription proceeds received from investors with The Bankers Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

•       we have accepted subscriptions and payment in full for a minimum of 1,320,000 shares at $10.00 per share (including subscriptions from our organizers);

•       we have received preliminary approval from the Office of the South Carolina Board of Financial Institutions to grant us a state bank charter;

•       we have received preliminary approval of the bank’s application for deposit insurance from the FDIC; and

•       we have received preliminary approval from the Federal Reserve to acquire the stock of the bank.

If we terminate the offering or if the offering period expires before these conditions are satisfied, then:

•       we will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

•       the funds held in the escrow account will not be subject to the claims of any of our creditors or be available to defray the expenses of this offering; and

•       our escrow agent will promptly return the full amount of all subscription funds to subscribers, without penalty and with interest.

The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, bank deposits, or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate, in which case our net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

Plan of Distribution

Offers and sales of the common stock will be made primarily by our officers and directors, who will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1.

We have also entered into an agreement with SAMCO to act as our sales agent for this offering. SAMCO is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. SAMCO will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. We have agreed to pay SAMCO a fee equal to 4% of the gross proceeds of all sales to investors who are not our directors, officers, or organizers. In addition, we will reimburse SAMCO for reasonable expenses.

SAMCO has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require that all sales be made through a registered broker-dealer. We have agreed to pay SAMCO $2,500 for the first state and $1,000 for each additional state.

SAMCO has not prepared any report or opinion constituting a recommendation to us or to any subscribers for our common stock, nor has SAMCO prepared an opinion as to the purchase price or terms of the offering.

We intend to sell most of our shares to individuals and businesses in Lexington and Richland Counties and the surrounding area who share our desire to support a new local community bank. Our organizers will also offer our common stock to some of their personal contacts outside of this area. We will contact prospective investors through a combination of telephone calls, mail, and personal visits and meetings.

We have agreed to indemnify SAMCO, and persons who control SAMCO, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that SAMCO may be required to make in respect of these liabilities.

Prior to this offering, there has been no public market for the shares. We do not expect a liquid market for our common stock to develop for several years, if at all. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See “Description of Capital Stock - Shares Eligible for Future Sale” on page      .

How to Subscribe

If you desire to purchase shares in this offering, you should:

1.                Complete, date, and execute the subscription agreement which you received with this prospectus;

2.                Make a check, bank draft, or money order payable to “The Bankers Bank, Escrow Account for Congaree Bancshares, Inc.,” in the amount of $10.00 times the number of shares you wish to purchase; and

3.                Deliver the completed subscription agreement and check to Congaree Bancshares at the following address:

Congaree Bancshares, Inc.
Attn: Hank Ray
3618 Sunset Boulevard
West Columbia, South Carolina 29169

If you have any questions about the offering or how to subscribe, please call Hank Ray at (803) 461-0165, extension 112, Stephen Nivens at (803) 461-0165, extension 105, or any of our other organizers. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $12,642,600 if we sell the minimum amount of 1,320,000 shares of common stock in the offering, and up to approximately $23,970,600 if we sell the maximum amount of 2,500,000 shares of common stock in the offering, after deducting estimated organizational and offering expenses and the sales agent’s fee. We have also established a line of credit in the amount of up to $875,000 at a rate of prime minus 0.50% to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We intend to pay off this line of credit with the proceeds we receive from this offering. We believe that the minimum proceeds of $12,642,600 from the offering will satisfy the cash requirements for more than the next 12 months for both Congaree Bancshares and Congaree State Bank. The following two paragraphs describe the proposed use of proceeds by our holding company and our bank.

Use of Proceeds by Congaree Bancshares

The following table shows the anticipated use of the proceeds by Congaree Bancshares. We describe the bank’s anticipated use of proceeds in the following section. As shown, we will use $12,000,000 to capitalize the bank if we complete the minimum offering. We will also capitalize the bank with at least 50% of any amounts we raise in excess of the minimum offering. We will initially invest the remaining proceeds in United States government securities or deposit them with Congaree State Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or, eventually, acquiring other financial institutions.

	Minimum Offering 1,320,000 shares	Mid-Range Offering 1,910,000 shares	Maximum Offering 2,500,000 shares
Gross proceeds from offering	$13,200,000	$19,100,000	$25,000,000
Sales agent’s fee(1)	437,400	637,400	909,400
Offering expenses of Congaree Bancshares(2)	120,000	120,000	120,000
Investment in capital stock of the bank(3)	12,000,000	14,950,000	17,900,000
Remaining proceeds	$642,600	$3,392,600	$6,070,600

(1)          This fee is equal to 4% of the gross proceeds of all sales to investors (excluding $2,265,000 in sales to our directors, officers, or organizers).

(2)          These expenses include (i) the registration fee paid to the SEC, (ii) printing and engraving fees, (iii) legal fees and expenses, (iv) accounting fees, (v) state securities filing fees and expenses, and (vi) other miscellaneous disbursements.

(3)          This amount represents the funds we will use to capitalize our bank. This amount equals the minimum amount that our banking regulators required to fund the bank, plus 50% of any amount we receive above the minimum offering amount. For additional information, see “Use of Proceeds by Congaree State Bank” on page       .

Use of Proceeds by Congaree State Bank

The following table shows the anticipated use of the proceeds by Congaree State Bank. All proceeds received by the bank will be in the form of an investment in the bank’s capital stock by Congaree Bancshares as described above. The estimated organizational and pre-opening expenses of the bank of $570,000 will be incurred from the stock offering period through the opening of the bank. We will pay for these expenses with our existing line of credit until we break escrow, a condition of which is attaining the minimum offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank. In addition to our main office, we currently plan to open a full service branch office in our primary service market area by the end of 2008. We do not have any other definitive plans for expansion.

	Minimum Offering 1,320,000 shares	Mid-Range Offering 1,910,000 shares	Maximum Offering 2,500,000 shares
Investment by Congaree Bancshares in the bank’s capital stock	$12,000,000	$14,950,000	$17,900,000
Organizational and pre-opening expenses of the bank(1)	(570,000)	(570,000)	(570,000)
Furniture, fixtures, and equipment	(427,000)	(427,000)	(427,000)
Cost of main office and site	(1,600,000)	(1,600,000)	(1,600,000)
Cost of temporary facility	(28,000)	(28,000)	(28,000)
Remaining proceeds	$9,375,000	$12,325,000	$15,275,000

(1)          Organizational costs are primarily legal fees related to the incorporation and organization of the bank. Pre-opening costs are primarily employees’ salaries and benefits, and other operational expenses related to the preparation for the bank’s opening.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2005, and our pro forma consolidated capitalization as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering, after deducting the expenses of the offering. Our capitalization as of December 31, 2005 reflects the purchase of 10 shares by Mr. Ray for $10.00 per share. We intend to redeem these shares after the offering. After the offering, we will have 2,500,000 shares outstanding if the maximum number of shares are sold. The “As Adjusted” column reflects our accumulated deficit through December 31, 2005. See “Use of Proceeds” above.

	December 31, 2005	As Adjusted For Minimum Offering	As Adjusted For Mid-Range Offering	As Adjusted for Maximum Offering
Shareholder’s Equity:
Common Stock, no par value per share; 10,000,000 shares authorized; 10 shares issued and outstanding; 1,320,000 shares issued and outstanding as adjusted for the minimum offering; 2,500,000 shares issued and outstanding as adjusted for the maximum offering	100	12,642,600	18,306,600	23,970,600
Preferred Stock, no par value per share; 10,000,000 shares authorized; no shares issued and outstanding	—	—	—	—
Deficit accumulated in the development stage	(149,218)	(149,218)	(149,218)	(149,218)
Total shareholder’s equity (deficit)	(149,118)	12,493,382	18,157,382	23,821,382
Total capitalization	(149,118)	12,493,382	18,157,382	23,821,382

DIVIDEND POLICY

We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Congaree State Bank’s ability to pay dividends to Congaree Bancshares, which depends on the profitability of the bank. See “Supervision and Regulation—Congaree State Bank—Dividends” on page        and “Supervision and Regulation—Congaree State Bank” on page       . In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Congaree Bancshares was formed to organize and own all of the capital stock of Congaree State Bank. On November 18, 2005, our organizers filed applications with the South Carolina Board of Financial Institutions to charter the bank as a South Carolina state bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the South Carolina Board of Financial Institutions and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which we believe will be $12,000,000. Following preliminary approval from the South Carolina Board of Financial Institutions and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, and this application must be approved before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals by the third quarter of 2006.

Financial Results

As of December 31, 2005, we had total assets of $467,913, consisting primarily of cash and equipment. We incurred a net loss of $149,218 for the period from its inception on November 2, 2005 through December 31, 2005.

Expenses

On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

•       $120,000 in expenses of the offering, which will be subtracted from the proceeds of the offering.

•       $437,400 in sales agent fees, based on the minimum offering amount, and $909,400 based on the maximum offering amount, which will be subtracted from the proceeds of the offering.

•       $570,000 in expenses to organize and prepare to open Congaree State Bank, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of Congaree State Bank.

Prior to our completion of this offering, these expenses will be funded with a line of credit in the amount of up to $875,000 at a rate of prime minus 0.50%. We will use the proceeds of this offering to repay any amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation’s financial needs for at least the next 12 months.

Offices and Facilities

Our telephone number is (803) 461-0165. Our main office will be located at the intersection of Sunset Boulevard and Kim Street. Our address will be 2023 Sunset Boulevard, West Columbia, South Carolina 29169. The building will be approximately 8,500 square feet on a site that is approximately 1.5 acres in size. We will commence construction of this permanent facility following completion of the offering and expect to complete construction in the third quarter of 2007. In the interim period, we are leasing a temporary facility located at 3618 Sunset Boulevard, West Columbia, South Carolina 29169. We also expect to open a full service branch in our primary service area by end of 2008. We have not selected a location for this office.

Liquidity and Interest Rate Sensitivity

Congaree State Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheet so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank’s asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank’s liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

We have also established a line of credit in the amount of up to $875,000 at a rate of prime minus 0.50% that we will use to pay pre-opening expenses. We believe that the minimum proceeds of $12,000,000 from the offering will satisfy the cash requirements for at least the first two years for both Congaree Bancshares and Congaree State Bank. We will manage our liquidity by actively monitoring the bank’s sources and uses of funds to meet cash flow requirements and maximize profits.

Capital Adequacy

Capital adequacy for banks and bank holding companies is regulated by the South Carolina Board of Financial Institutions, the Federal Reserve, and the FDIC. The primary measures of capital adequacy are risk-based capital guidelines and the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see “Supervision and Regulation—Congaree State Bank—Capital Regulations” on page     for a more detailed discussion.

Recently Issued Accounting Standards

The following is a summary of recent authoritative pronouncements that affect our accounting, reporting, and disclosure of financial information.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. We intend to adopt this standard upon opening of the Bank. We have evaluated the impact upon adoption of SFAS No. 123(R) and have concluded that the adoption will result in additional charges to earnings of approximately $50,000 in 2006.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1—“The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. We have evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

PROPOSED BUSINESS

General

We formally initiated activity to form Congaree State Bank in August 2005 and incorporated Congaree Bancshares as a South Carolina corporation in November 2005 to function as a holding company to own and control all of the capital stock of Congaree State Bank. We initially will engage in no business other than owning and managing the bank.

We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in non-banking activities that the Federal Reserve has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

We filed an application with the South Carolina Board of Financial Institutions on November 18, 2005 to organize the bank as a South Carolina state bank and with the FDIC to obtain deposit insurance. We will also file an application with the Federal Reserve for approval to become a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank by the third quarter of 2006 and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $12,000,000 from the proceeds of this offering.

Marketing Opportunities

Primary Service Area.   Our primary service area will consist of Lexington and Richland Counties, with a primary focus on an area within a 15 mile radius of our main office in West Columbia, South Carolina. Our main office will be located in West Columbia on a major artery that connects Columbia with Lexington. The site is located approximately one mile east of the Lexington Medical Center and will provide excellent visibility for the bank. Our anticipated expansion plans include opening an additional branch strategically located in our primary service area by the end of 2008. This branch will extend the market reach of our bank, and it will increase our personal service delivery capabilities to all of our customers. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.

Economic and Demographic Factors.

Our primary service area will consist of Lexington and Richland Counties, South Carolina. With its central location in the state and convenient access to I-20, I-26, and I-77, this area is considered one of the fastest growing areas in South Carolina. Home to the state capital, the University of South Carolina, and a variety of service-based and light manufacturing companies, this area provides a growing and diverse economy. Lexington Medical Center, Lexington County’s largest employer, has over 4,000 employees and is expanding its facilities, which is expected to be complete by the end of 2006. We estimate that this new facility will bring an estimated 350 new jobs to the county. The other top employers in Lexington County include Michelin Tire Corporation, Allied-Signal Corporation, United Parcel Service, and NCR Corporation. The amenities and opportunities that our primary service area offers are wide-ranging from housing, education, healthcare, shopping, recreation, and culture. We believe these factors make the quality of life in the area attractive.

Our primary service area has also experienced solid population growth. Since 1950, the population in Lexington County has increased over 380%. Based on U.S. Census data, West Columbia is the largest city in Lexington County with approximately 13,000 residents in 2000, representing a growth rate of approximately 23% from 1990 to 2000. This significantly outpaced the rates of population growth of the State of South Carolina and the United States during this period which were approximately 15% and 13%, respectively. Lexington County shared similar population growth. From 1990 to 2000, Lexington County’s growth rate of approximately 29% ranked in the top five of all counties in South Carolina. Together, Lexington and Richland Counties had a population of over 536,000 as of the 2000 census, which is expected to increase to approximately 600,000 by 2010. Within a 15 mile radius of our proposed main bank, the population grew at a rate of approximately 14% between 1990 and 2000. This growth in population has contributed to a significant increase in construction activity in the area. Since January 2005, there have been over 160 newly permitted subdivisions with over 10,000 proposed sites. Within the 15 mile radius of the main office, there were over 100 newly permitted subdivisions and 6,300 proposed sites. We believe that this trend will continue and presents a unique opportunity for a new locally-owned and operated community bank. Ultimately, the success of the bank will depend on the economy of the community, and an economic downturn would hurt our business. We believe that the demographic factors in Lexington and Richland Counties make it a desirable market in which to form our bank.

Competition.   The banking business is highly competitive. We will compete as a financial intermediary with other commercial banks, savings banks, credit unions, finance companies, and money market mutual funds operating in Lexington and Richland Counties and the surrounding communities. According to FDIC data as of June 30, 2005, there were 57 banking offices representing 12 financial institutions operating in Lexington County holding over $2.1 million in deposits. In Richland County, there were 97 banking offices, representing 16 financial institutions, holding over $7.3 billion in deposits. In West Columbia, there were 14 banking offices, representing 8 financial institutions, holding over $449 million in deposits. We will encounter strong competition from existing banks and other types of financial institutions operating in our primary service area and the surrounding communities. Many of these competitors have been in business for a long time and have already established their customer base and name recognition. Some are large super-regional and regional banks, like Wachovia and Bank of America, and others are more established community banks, like First Community Bank and Security Federal Bank. Most of these institutions have substantially greater resources and lending limits than we will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. Nevertheless, we believe that our management team, our focus on relationship banking, and the economic and demographic dynamics of our primary service area will allow us to gain a meaningful share of the area’s deposits.

Business Strategy

Management Philosophy.   Congaree State Bank will be a locally-owned and operated bank organized to serve consumers and small- to mid-size businesses and professional concerns. A primary reason for our efforts in forming the bank lies in our belief that a community-based bank, with a personal focus, can better identify and serve local relationship banking needs than can a branch or subsidiary of larger outside banking organizations. We believe that we can be successful by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community. Our future profitability, however, is dependent on a number of factors, including the continued success of the economy and the successful implementation of our business strategies. However, no assurance can be given that economic conditions will remain favorable in our market or that we successfully achieve or maintain profitability in the future.

Operating Strategy.   To achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop our image as a locally-owned bank with a focus on personalized service, we intend to employ the following business strategies:

•       Experienced Senior Management.   We have retained F. Harvin (“Hank”) Ray, Jr. as our president and chief executive officer and Stephen P. Nivens as a senior vice president and our chief business development officer. Mr. Ray has over 18 years of banking and finance experience, including most recently as vice president, business banking manager for First Citizens Bank of South Carolina. During his tenure at First Citizens, he was responsible for managing the business activities of over 40 branch offices. Mr. Nivens has over 28 years of retail and commercial banking experience. Most recently he served as managing member of L & N Financial Services, LLC, D/B/A Park Street Mortgage.

•       Other Executives.   We are in the process of assembling a management team with significant banking experience, including a chief financial officer. We expect that the officers we hire will be individuals who reside in our primary service area and have local banking experience and a history of service to the community. Based upon the community’s response to our marketing effort, we believe there are several local experienced banking executives who would be interested in joining our community banking effort.

•       Community-Oriented Board of Directors.   Our management team will operate under the direction of our board of directors. As described in the Management section below, most of our directors are long time residents and business persons and professionals in our primary service area with significant community involvement. These directors are dedicated to the success of the bank and will play an important part in marketing the new bank in the community.

•       Local Services and Decision Making.   We believe our customers will enjoy a professional and consistent banking environment with local decision-making and personal access to a banker who strives to understand their financial needs. We will seek to be identified as a community bank that cares about its customers. In order to accomplish this, we plan on hiring local bankers who are recognized for their community involvement and successful banking background.

•       Focus on Small- to Mid-Sized Commercial Market Sector.   Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina, we believe that there is a void in the banking services offering to small and mid-sized businesses in the community banking market in Lexington and Richland Counties, and that we can successfully fill this void. Initially, we will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will focus on small- to medium-sized businesses and their employees. This includes retail, service, manufacturing, industrial, and professional businesses with annual revenues of less than $10 million. We believe that these organizations desire a consistent and personal banking relationship. We intend to attract these types of businesses based on relationships and contacts which the bank’s directors and management have inside and outside our core service area.

Lending Activities

General.   We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in our bank’s primary service area. We will compete for these loans with competitors who are well established in our service area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

The well established banks in our service area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

Loan Approval and Review.   The bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors’ loan committee. The bank will not make any loans to any director of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates in the secondary market.

Loan Distribution.   We estimate that our initial percentage distribution of our loans for the first year will be as follows:

Real Estate	45%
Commercial Loans	23%
Equity Line and Consumer Loans	5%
Residential Mortgage Loans	27%
Total	100%

These are estimates only. Our actual loan distribution will depend on our customers and vary initially and over time.

Allowance for Loan Losses.   We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1.00% of the average outstanding balance of our loans. Over time, we will periodically determine the amount of the allowance based on our consideration of several factors, including:

•       an ongoing review of the quality, mix, and size of our overall loan portfolio;

•       our historical loan loss experience;

•       evaluation of economic conditions;

•       specific problem loans and commitments that may affect the borrower’s ability to pay;

•       regular reviews of loan delinquencies and loan portfolio quality by our internal auditors and our bank regulators; and

•       the amount and quality of collateral, including guarantees, securing the loans.

Lending Limits.   The bank’s lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank’s capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits will increase or decrease as the bank’s capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Credit Risk.   The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower’s ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower’s customers, suppliers, and employees.

Real Estate Loans.   We expect that loans secured by first or second mortgages on real estate will make up approximately 72% of the bank’s loan portfolio. These loans will generally fall into one of two categories: commercial real estate loans or construction and development loans. We also expect to make residential real estate loans secured by first or second mortgages on real estate. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

Real estate loans are subject to the same general risks as other loans. Real estate loans are also sensitive to fluctuations in the value of the real estate securing the loan. On first and second mortgage loans we would not advance more than regulatory limits. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance, if applicable. Additionally, certain types of real estate loans have specific risk characteristics that vary according to the collateral type securing the loan and the terms and repayment sources for the loan.

We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor’s underwriting approval prior to originating the loan.

•  Commercial Real Estate Loans.   Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. Inherent in commercial real estate loans’ credit risk is the risk that the primary source of repayment, the operating commercial real estate company, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a commercial real estate loan’s secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio is established by independent appraisals. We will typically review the personal financial statements of the principal owners and require their personal guarantees. These reviews often reveal secondary sources of payment and liquidity to support a loan request.

•       Construction and Development Real Estate Loans.   We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include:

•       cost overruns;

•       mismanaged construction;

•       inferior or improper construction techniques;

•       economic changes or downturns during construction;

•       a downturn in the real estate market;

•       rising interest rates which may prevent sale of the property; and

•       failure to sell completed projects in a timely manner.

We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

•       Residential Real Estate Loans.   These loans will generally have longer terms, up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell most or all of the residential real estate loans that we generate in the secondary market soon after we originate them. We do not intend to retain servicing rights for these loans. Inherent in residential real estate loans’ credit risk is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan’s secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its credit profile. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

Commercial Loans.   The bank will make loans for commercial purposes in various lines of businesses. We will focus our efforts on commercial loans of less than $1,000,000. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank. Commercial loans primarily have risk that the primary source of repayment, the borrowing business, will be insufficient to service the debt. Often this occurs as the result of changes in local economic conditions or in the industry in which the borrower operates which impact cash flow or collateral value.

We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration’s 7(a) program and SBA’s 504 and “LowDoc” programs. These loans will typically be partially guaranteed by the government which may help to reduce the bank’s risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

Consumer Loans.   The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 or more months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal.

Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because the value of the secured property may depreciate rapidly, they are often dependent on the borrower’s employment status as the sole source of repayment, and some of them are unsecured. To mitigate these risks, we will analyze selective underwriting criteria for each prospective borrower, which may include the borrower’s employment history, income history, credit bureau reports, or debt to income ratios. If the consumer loan is secured by property, such as an automobile loan, we will also attempt to offset the risk of rapid depreciation of the collateral with a shorter loan amortization period. Despite these efforts to mitigate our risks, consumer loans have a higher rate of default than real estate loans. For this reason, we will also attempt to reduce our loss exposure to these types of loans by limiting their sizes relative to other types of loans.

We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 90% of the available equity of each property.

Relative Risks of Loans.   Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying security, real estate, is generally ascertainable and does not fluctuate as much as some other assets. Certain real estate loans are less risky than others. Residential real estate loans are generally the least risky type of real estate loan, followed by commercial real estate loans and construction and development loans. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than real estate loans, but less risky than consumer loans. Finally, consumer loans, which can also be secured by real estate or other assets, or which can also be unsecured, are generally considered to be the most risky of these categories of loans. Any type of loan which is unsecured is generally more risky than secured loans. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Additionally, these levels of risk are limited to an analysis of credit risk, and they do not take into account other risk factors associated with making loans such as the interest rate risk inherent in long-term, fixed-rate loans.

Deposit Services

We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our primary service area at competitive rates. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

Deposit Distribution.   We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

Demand Deposit	15%
Savings & Money Market	60%
Time Deposits	25%
Total	100%

These are estimates only. Our actual deposit distribution will depend on our customers and vary initially and over time.

Other Banking Services

We will offer safe deposit boxes, cashier’s checks, banking by mail, direct deposit of payroll and social security checks, U.S. Savings Bonds, and travelers checks. We plan for the bank to become associated with the Honor and Cirrus ATM networks that may be used by the bank’s customers throughout the country.

We believe that by being associated with a shared network of ATMs, we will be better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and credit card services through a correspondent bank as an agent for the bank. We anticipate that the bank eventually may offer other bank services including, lines of credit, 24-hour telephone banking, and online banking. We do not expect the bank to exercise trust powers during its initial years of operation.

Employees

We anticipate that, upon commencement of operations, the bank will have approximately 17 full-time employees and one part-time employee. Congaree Bancshares, as the holding company for the bank, will not have any employees other than its officers, who will not be compensated by Congaree Bancshares.

Properties

Our main office will be located at the intersection of Sunset Boulevard and Kim Street approximately one mile east of the Lexington Medical Center. Our address will be 2023 Sunset Boulevard, West Columbia, South Carolina 29169. The two story building will be approximately 8,500 square feet on a site that is approximately 1.5 acres in size. The property is under contract for $375,000 and the estimated cost of the building is between $1,200,000 and $1,300,000. We will commence construction of this permanent facility following completion of the offering and expect to complete construction in the third quarter of 2007. In the interim period, we are leasing a temporary facility approximately two miles west of the proposed main office at 3618 Sunset Boulevard, West Columbia, South Carolina 29169. The lease is for 10 months and the total payments are $28,000. We also expect to open a full service branch in our primary service area by the end of 2008. We have not selected a location for this office.

Legal Proceedings

Neither we nor any of our properties are subject to any material legal proceedings.

SUPERVISION AND REGULATION

Both the company and the bank are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform Recovery and Enforcement Act in 1989 and followed by the FDIC Improvement Act in 1991 and the Gramm-Leach-Bliley Act in 1999, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

USA PATRIOT Act of 2002

In October 2002, the USA PATRIOT Act of 2002 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington D.C. that occurred on September 11, 2001. The PATRIOT Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the PATRIOT Act on financial institutions is significant and wide ranging. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties who may be involved in terrorism or money laundering.

Check 21

On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as Check 21. Check 21 gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions of Check 21 include:

•       allowing check truncation without making it mandatory;

•       demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•       legalizing substitutions for and replacements of paper checks without agreement from consumers;

•       retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•       requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•       requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

This legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

Congaree Bancshares

We will own 100% of the outstanding capital stock of the bank, and therefore we will be considered to be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act.

The Bank Holding Company Act.   Under the Bank Holding Company Act, we will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of our operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company levels will be limited to:

•       banking and managing or controlling banks;

•       furnishing services to or performing services for our subsidiaries; and

•       engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities.   With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•       acquiring substantially all the assets of any bank;

•       acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•       merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. If we have more than 500 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. The regulations provide a procedure for rebutting control when ownership of any class of voting securities is below 25%.

Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of a bank holding company include:

•       making or servicing loans and certain types of leases;

•       engaging in certain insurance and discount brokerage activities;

•       performing certain data processing services;

•       acting in certain circumstances as a fiduciary or investment or financial adviser;

•       owning savings associations; and

•       making investments in certain corporations or projects designed primarily to promote community welfare.

After we exceed $150 million in assets, the Federal Reserve will impose certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “—Congaree State Bank—Capital Regulations.” Subject to our capital requirements and certain other restrictions, we will be able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions as described below in “—Congaree State Bank—Dividends.” We are also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee.   In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which we might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.

The Gramm-Leach-Bliley Act.   The Gramm-Leach-Bliley Act was signed into law on November 12, 1999. Among other things, the Act repealed the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are “complementary” to financial activities. We do not expect to elect to become a financial holding company.

The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

South Carolina State Regulation.   As a South Carolina bank holding company under the South Carolina Banking and Branching Efficiency Act, we will be subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. We will not be required to obtain the approval of the Board prior to acquiring the capital stock of a national bank, but we must notify them at least 15 days prior to doing so. We must receive the Board’s approval prior to engaging in the acquisition of a South Carolina state chartered bank or another South Carolina bank holding company.

Congaree State Bank

The bank will operate as a state bank incorporated under the laws of the State of South Carolina and will be subject to examination by the South Carolina Board of Financial Institutions. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

The South Carolina Board of Financial Institutions and the FDIC will regulate or monitor virtually all areas of the bank’s operations, including:

•       security devices and procedures;

•       adequacy of capitalization and loss reserves;

•       loans;

•       investments;

•       borrowings;

•       deposits;

•       mergers;

•       issuances of securities;

•       payment of dividends;

•       interest rates payable on deposits;

•       interest rates or fees chargeable on loans;

•       establishment of branches;

•       corporate reorganizations;

•       maintenance of books and records; and

•       adequacy of staff training to carry on safe lending and deposit gathering practices.

The South Carolina Board of Financial Institutions will require the bank to maintain specified capital ratios and imposes limitations on the bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The South Carolina Board of Financial Institutions will also require the bank to prepare quarterly reports on the bank’s financial condition in compliance with its minimum standards and procedures.

Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•       internal controls;

•       information systems and audit systems;

•       loan documentation;

•       credit underwriting;

•       interest rate risk exposure; and

•       asset quality.

Holding companies which have been registered or have undergone a change in control within the past two years or which have been deemed by the Federal Reserve to be troubled institutions must give the Federal Reserve 30 days’ prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Federal Reserve, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance.   The FDIC has adopted a risk-based assessment system for determining an insured depository institutions’ insurance assessment rate. The system takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; or (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups, based on the FDIC’s determination of the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. Our risk-based assessment rate will initially be set at zero but may change in the future. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase. In addition, the FDIC imposes assessments to help pay off the $780.0 million in annual interest payments on the $8.0 billion Financing Corporation (FICO) bonds issued in the late 1980s as part of the government rescue of the thrift industry.

Transactions With Affiliates and Insiders.   The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of the bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

The bank will be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Federal Reserve issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. In addition, under Regulation W:

•       a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•       covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•       with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

Regulation W generally excludes all nonbank and nonsavings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve decides to treat these subsidiaries as affiliates. The regulations also limit the amount of loans that could be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

Dividends.   A South Carolina state bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. The bank will be authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions, provided that the bank received a composite rating of one or two at the last federal or state regulatory examination. The bank must obtain approval from the South Carolina Board of Financial Institutions prior to the payment of any other cash dividends. In addition, under the FDICIA, the bank may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

Branching.   Under current South Carolina law, we will be able to open branch offices throughout South Carolina with the prior approval of the South Carolina Board of Financial Institutions. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has been passed that permits interstate branching by banks if allowed by state law, and interstate merging by banks.

Community Reinvestment Act.   The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution’s primary regulator, which will be the FDIC for the bank, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on our bank.

The Gramm-Leach-Bliley Act.   Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy. In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution’s own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

Other Regulations.   Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank’s loan operations will be also subject to federal laws applicable to credit transactions, such as:

•       the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•       the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•       the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•       the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•       the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•       the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the deposit operations of the bank will be subject to:

•       the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•       the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that Act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations.   The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under these guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

•       submit a capital restoration plan;

•       raise additional capital;

•       restrict their growth, deposit interest rates, and other activities;

•       improve their management;

•       eliminate management fees; or

•       divest themselves of all or a part of their operations.

These capital guidelines could affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary, which could impact our ability to pay dividends. When the bank opens, its capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could negatively affect the bank’s our capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time. A bank that is not “well capitalized” is also subject to certain limitations relating to so-called “brokered” deposits. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

Enforcement Powers.   The Financial Institutions Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1.0 million a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Effect of Governmental Monetary Policies.   Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Proposed Legislation and Regulatory Action.   New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT

General

The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. With the exception of Ronald F. Johnson, Sr., all of our organizers will serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Mr. Ray purchased 10 shares of common stock for $10.00 per share. We intend to redeem this stock after the offering. This table includes shares based on the “beneficial ownership” concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizer to purchase one share of common stock for every share purchased by the organizer in the offering (up to a maximum of 10,000 shares per organizer), because these warrants will not be exercisable within 60 days of the date of this prospectus.

Name of Beneficial Owner	Number of Shares Owned	Percent of Minimum Offering	Percent of Maximum Offering
Organizers and Executive Officers
Thomas Hal Derrick	12,500	0.95%	0.50%
Ronald F. Johnson, Sr.	10,000	0.76%	0.40%
Steven W. McGuinn	10,000	0.76%	0.40%
David S. Murray, Jr.	20,000	1.52%	0.80%
Stephen P. Nivens	20,000	1.52%	0.80%
F. Harvin Ray, Jr.	14,000	1.06%	0.56%
Victoria Samuels, MD	15,000	1.14%	0.60%
E. Daniel Scott	10,000	0.76%	0.40%
Nitin C. Shah	20,000	1.52%	0.80%
Dr. J. Larry Stroud	10,000	0.76%	0.40%
Donald E. Taylor	25,000	1.89%	1.00%
John D. Thompson	50,000	3.79%	2.00%
Harry Michael White	10,000	0.76%	0.40%
All directors and executive officers as a group (12 persons)	216,500	16.40%	8.66%

Executive Officers, Organizers, and Directors of the Company

The following sets forth information regarding Congaree Bancshares’ executive officers, organizers, and directors as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2007 annual meeting of shareholders, Class II at the 2008 annual meeting of shareholders, and Class III at the 2009 annual meeting of shareholders. Our executive officers serve at the discretion of our board of directors.

Name	Age	Position
Thomas Hal Derrick	55	Director
Ronald F. Johnson, Sr.	59	Organizer
Steven W. McGuinn	49	Director
David S. Murray, Jr.	56	Director
Stephen P. Nivens	54	Senior Vice President, Chief Business Development Officer, Director
F. Harvin Ray, Jr.	41	President, Chief Executive Officer, Director
Victoria Samuels, MD	50	Director
E. Daniel Scott	59	Chairman
Nitin C. Shah	55	Director
Dr. J. Larry Stroud	53	Director
Donald E. Taylor	69	Director
John D. Thompson	56	Vice-Chairman
Harry Michael White	55	Director

Thomas Hal Derrick, Class I director, has been a supervisory senior bank examiner and chief appraisal specialist with the Farm Credit Administration since 1985. He received a B.A. degree in history from Newberry College in 1973 and a graduate degree in banking from Louisiana State University in 2001. Mr. Derrick has served in various positions with Rotary International, American Society of Farm Managers and Rural Appraisers, and Lutheran Social Services.

Ronald F. Johnson, Sr., one of our organizers, has been the President of Johnson Insurance Associates, Inc. since 1983. He received a B.S. degree from The University of South Carolina in 1968. Mr. Johnson is a current board member of Professional Insurance Agents of South Carolina and the South Carolina Medical Malpractice Joint Underwriting Association. He has served as past president of the Professional Insurance Agents of South Carolina and Independent Insurance Agents of Columbia and a past board member of Independent Insurance Agent of South Carolina.

Steven W. McGuinn, Class II director, is the founder and president of McGuinn Construction Management, Inc., a full-service residential construction management firm located in the midlands. He has been a licensed builder in South Carolina since 1985 and a licensed real estate broker in South Carolina since 1984. Mr. McGuinn also owns the Avail Group, a full-service real estate firm. For the past 20 years, Mr. McGuinn has been an active member of the Home Builders Association. In 2004, he was named as the builder executive of the year by the Home Builders Association. Mr. McGuinn is currently a board member with Harvest Hope Food Bank, and is the founder of Hope Builders for Harvest Hope, an organization which raises money to support the services offered by the Harvest Hope Food Bank. In 2003, he received the Regal Achievement Award for community service the National Individual Volunteer of the Year for Americas Second Harvest.

David S. Murray, Jr., Class III director, has been the president of Murray’s Billiards and Grill, Incorporation located in Lexington County, South Carolina since 1992. He received a degree in General Motors Automotive Dealership Management in 1983 from Oglethorpe University. Mr. Murray is a member of the City of Cayce Zoning Board of Appeals, the Sheriff’s Advisory Counsel Lexington County, Lexington County Accommodation Tax Advisory Board, and is the chairman of the Citizens Corp. Emergency Response Team. He has also served on the board of the Three Rivers Alliance and the City of Cayce ACT Committee.

Stephen P. Nivens, Class I director, will serve as a senior vice president and the chief business development officer of the holding company and the bank. He has over 28 years of experience in retail and commercial banking, most recently serving as the managing member of L & N Financial Services, LLC from 2003 until he left in November 2005 to form our bank. Mr. Nivens was regional president with Security Federal Bank from 2000 to 2002 and served in various management positions with BB&T/Lexington State Bank from 1972 to 2000. Mr. Nivens is a board member with the West Metro Chamber of Commerce, Lexington County Development Corporation, and the Lutheran Theological Southern Seminary. He received a B.S. degree from Newberry College in 1973.

F. Harvin Ray, Jr., Class I director, will serve as the president and chief executive officer of the holding company and the bank. He has over 18 years of banking and finance experience, most recently serving as vice president, business banking manager for First Citizens Bank of South Carolina from 2002 until he resigned in August 2005 to form our bank. At First Citizens, Mr. Ray was responsible for managing the business activities of over 40 offices. From 1997 until 2002, he was regional small business manager for Wachovia where he was responsible for managing 63 offices. Mr. Ray is a member of the West Metro Chamber of Commerce and has served as the chairman and board member of the University of South Carolina Small Business Development Center. He received a B.S. degree from The University of South Carolina in 1987.

Dr. Victoria Samuels, Class III director, is the chief of surgery for the Lexington Medical Center. Dr. Samuels is a member of the Lexington and Columbia Medical Societies. She received her masters degree in cell biology from Nova University in 1980 and her doctorate of medicine from the University of Florida in 1984. Dr. Samuels completed her Neurosurgery residency in 1990 from Medical College of Georgia, and has been practicing in Richland an Lexington county for the last 15 years.

E. Daniel Scott, Class I director, will serve as the chairman of the board for the bank and the holding company. Mr. Scott is a senior partner with the firm Setzer and Scott, P.A, and was admitted to the South Carolina Bar in 1974. He received his B.S. degree from the University of South Carolina in 1968, his juris doctorate degree from the University of South Carolina in 1974, and a masters in criminal justice from the University of South Carolina in 1976. Mr. Scott is a member of the Lexington County and American Bar Associations, the Palmetto Land Title Association, and the Home Builders Association of Columbia. He has served as city attorney for the Town of Springdale and as prosecutor for the City of West Columbia. Mr. Scott is also the former chairman and current board member for the West Metro Chamber of Commerce.

Nitin C. Shah, Class III director, has been the president and owner of Airport Holiday Inn located in West Columbia since 1998. He is also involved with several other hotel ventures around the state of South Carolina. Mr. Nitin is a member of Rotary International.

Dr. J. Larry Stroud, Class II director, has owned and operated Triangle Pharmacy located in West Columbia, South Carolina. Dr. Stroud is a member of the finance and operating committee of the Lexington Medical Center Board, the South Carolina Pharmacy Association, and the Lexington County Planning Commission. He received B.S. degree from The University of South Carolina and a doctorate of pharmacy from Mercer Southern School of Pharmacy.

Donald E. Taylor, Class II director, has been the owner and president of Don E. Taylor Realty, a real estate construction and development company, for the last 42 years. Mr. Taylor holds licenses as a South Carolina general contractor—unlimited, a North Carolina general contractor, a South Carolina real estate broker, and a North Carolina real estate broker. He previously served as chairman of the advisory board and as a member of the marketing committee for Commercial Bank of the South. Mr. Taylor is a former member and chairman of the Richland Memorial Hospital Board of Trustees, former member of the board of directors of Hospital Services, Inc.; former chairman of the Richland County Zoning Commission, and former secretary of the Richland County Planning Commission. He is a former chairman of the Richland Regional Medical Center Foundation and a former member of the Palmetto Place Board of Trustees and the board of the Richland Memorial Hospital Center for Cancer Research.

John D. Thompson, Class III director, will serve as the vice chairman of the board for the bank and the holding company. Mr. Thompson has been the chief executive officer and funeral director for Thompson Funeral Homes, Inc. since 1974. He received a B.S. degree in business administration from Charleston Southern University in 1972. Mr. Thompson is currently chairman of the Lexington Chamber of Commerce and is a member of the Columbia Chamber of Commerce, National Chamber of Commerce, South Carolina Funeral Directors Association, the National Funeral Directors Association, and South Carolina State Constable. He was also former district chairman for the Boys Scouts of America.

Harry Michael White, Class II director, has been the controller of Eddins Electric / Grant Contracting since 1996. Mr. White is a member of the South Carolina Association of Certified Public Accountants and the American Institute of Certified Public Accountants. He received a Master of Accountancy from the University of South Carolina in 1976. Mr. White is also a current board member of the Cayce West Columbia Rotary Club. He is a former president and board member of the Central Chapter of South Carolina Association of Certified Public Accountants.

Employment Agreements

In February 2006, we entered into employment agreements with F. Harvin Ray, Jr. to serve as president and chief executive officer of Congaree Bancshares and Congaree State Bank and Stephen P. Nivens to serve as a senior vice president and the chief business development officer of Congaree Bancshares and Congaree State Bank. Each agreement is for a term of three years and will automatically extend for additional one year terms unless the company delivers a notice of termination at least six months prior to the end of the current term. Messrs. Ray and Nivens are entitled to base salaries of $110,000 and $106,000 per year, respectively, which may be increased annually by the board of directors. During this term, both Messrs. Ray and Nivens are entitled to:

•       cash bonus of $10,000 on the opening date of the bank and up to 8% of the net pretax consolidated income of the company each year if the bank achieves certain performance levels established by the board of directors from time to time;

•       options to purchase a number of shares of common stock equal to 4.5% for Mr. Ray and 3.5% for Mr. Nivens of the number of shares actually sold in the offering for $10.00 per share. The award agreement for the stock option will provide that one-fifth of the shares subject to the option will vest on each of the first five anniversaries of the opening date of the bank, but only if the executive remains employed by the company or one of its subsidiaries on such date, and will contain other customary terms and conditions;

•       participate in our retirement, welfare, and other benefit programs;

•       $500,000 life insurance policy payable to the executive’s spouse and heirs;

•       reasonable car allowance not to exceed $700 per month;

•       payment of initiation fees and reimbursement for club dues; and

•       reimbursement for travel and business expenses.

Pursuant to the terms of the employment agreements, each of Mr. Ray and Mr. Nivens is prohibited from disclosing our trade secrets or confidential information. If we terminate their employment without cause, they will be entitled to severance equal to 24 months of their then base salary. In addition, following a change in control, if either Mr. Ray or Mr. Nivens terminates his employment for a good reason within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to severance equal to 36 months of his then base salary. Finally, during employment and for a period of 12 months thereafter, both Mr. Ray and Mr. Nivens may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

Director Compensation

We do not intend to pay our holding company or bank directors fees until the bank is profitable. However, following completion of our initial public offering, we also reserve the right to pay our directors’ fees or compensate them through other means such as stock options.

Stock Incentive Plan

After the offering, we expect to adopt a stock incentive plan that will permit Congaree Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering, including options granted to Messrs. Ray and Nivens pursuant to our employment agreements with them. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

Stock Warrants

The organizers have invested significant time and effort to form Congaree Bancshares and Congaree State Bank, and they have individually guaranteed our line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share the organizer purchases in the offering, up to a maximum of 10,000 shares per organizer. The warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning one year from the date of the bank opens for business and will be exercisable in whole or in part during the 10 year period following that date. The warrants will not be transferable and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of Congaree Bancshares. For more information on these restrictions see “Shares Eligible for Future Sale” on page     .  If the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

The organizers and executive officers plan to purchase approximately 226,500 shares of common stock for a total investment of $2,265,000. As a result, the organizers will own approximately 17% of the common stock outstanding upon completion of the minimum offering and 9% if we sell the maximum offering amount. If each organizer exercises his warrant in full and we do not issue any other shares, our organizers’ ownership will increase to 25% of the outstanding common stock if we complete only the minimum offering and 14% if we sell the maximum offering amount. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

Exculpation and Indemnification

Congaree Bancshares’ articles of incorporation contain a provision which, subject to limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

•       any breach of the director’s duty of loyalty;

•       acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law;

•       any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988; or

•       any transaction from which the director derives an improper personal benefit.

In addition, if this statute is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

Congaree Bancshares’ bylaws contain provisions which provide indemnification to directors that are broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 would require Congaree Bancshares to indemnify these persons against expenses, including attorney’s fees, actually and reasonably incurred in connection with the matter. The South Carolina Business Corporation Act expressly allows Congaree Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CommunitySouth Bancshares pursuant to the foregoing provisions, or otherwise, Congaree Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve. For a discussion of the Federal Reserve regulations, please see “Transactions with Affiliates and Insiders” on page     .  These transactions

are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank’s lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

We intend to maintain at all times at least two independent and disinterested directors and to require that any affiliated transactions be approved by a majority of our independent and disinterested directors; however, from time to time there may be affiliated transactions in which there are no independent and disinterested directors. We intend for the terms of all affiliated transactions to be as favorable to the company or its affiliates as those generally available from unaffiliated third parties. As of the date of this prospectus, we have not yet entered into any affiliated transactions.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Congaree Bancshares consists of 10,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. The following summary describes the material terms of Congaree Bancshares’ capital stock. Please refer to the articles of incorporation of Congaree Bancshares, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

Common Stock

Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See “Dividend Policy” on page     .  Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

Congaree Bancshares’ articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not have any current plans to issue any preferred stock, and we will not issue preferred stock to organizers on terms more favorable than those on which we offer preferred stock to third parties. Any issuance of preferred stock will be approved by a majority of the company’s independent directors who do not have an interest in the transaction and who have access, at the company’s expense, to the company’s or independent legal counsel.

Anti-takeover Effects

The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Restriction on Acquisition.   Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from “acquiring” Congaree Bancshares or Congaree State Bank until the bank has been in existence and continuous operation for five years.

Control Share Act.   Congaree Bancshares has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire South Carolina corporations. This statute, commonly referred to as the “Control Share Act,” applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of specific thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.

Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Congaree Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Number of Directors.   The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially, we will have 12 directors.

Classified Board of Directors.   Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the bylaws described below that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Number, Term, and Removal of Directors.   We currently have 12 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders may remove a director with or without cause by a majority vote of those entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.   The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no later than 90 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and also delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

Nomination Requirements.   Pursuant to the bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

Transfer Agent

We anticipate that the transfer agent and registrar for the common stock will be First Citizens Bank of South Carolina.

Shares Eligible for Future Sale

Upon completion of this offering, we will have up to 2,500,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by “affiliates” of Congaree Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Congaree Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Congaree Bancshares by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

EXPERTS

Congaree Bancshares’ financial statements as of December 31, 2005 and for the period from November 2, 2005 (date of inception) through December 31, 2005 have been audited by Elliott Davis, LLC as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the “Registration Statement”), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to Congaree Bancshares, Congaree State Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov.

We have filed or will file various applications with the South Carolina Board of Financial Institutions and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the South Carolina Board of Financial Institutions, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Congaree Bancshares and Congaree State Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act. We will file periodic reports with the SEC but not be subject to compliance with the federal proxy rules.

If we have more than 500 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also be subject to the federal proxy rules.

If we have fewer than 300 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we anticipate that we would deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the federal proxy rules. We would continue to comply with regulatory and state law requirements and furnish our shareholders with annual reports containing audited financial information. Upon completion of the offering, we anticipate that we will have more than 300 and may have more than 500 shareholders.

CONGAREE BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Congaree Bancshares, Inc.
West Columbia, South Carolina

We have audited the accompanying balance sheet of Congaree Bancshares, Inc. (a Company in the Development Stage) as of December 31, 2005, and related statements of operations, shareholder’s equity (deficit), and cash flows for the period November 2, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Congaree Bancshares, Inc. (a Company in the Development Stage) as of December 31, 2005, and the results of its operations and its cash flows for the period November 2, 2005 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC
Columbia, South Carolina
January 16, 2006

CONGAREE BANCSHARES, INC.
(A Company in the Development Stage)

BALANCE SHEET

DECEMBER 31, 2005

Assets
Cash	$20,836
Prepaid expenses	21,000
Premises and equipment	417,140
Deferred stock issuance costs	8,937
Total assets	$467,913
Liabilities and Shareholder’s Equity (Deficit)
Liabilities
Line of credit	$565,000
Accounts payable	26,629
Accrued payroll liabilities	15,402
Due to investors	10,000
Total liabilities	617,031
Commitments and Contingencies—Notes 3 and 7
Shareholder’s Equity (Deficit)
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—
Common stock, no par value; 10,000,000 shares authorized; 10 shares issued and outstanding	100
Deficit accumulated in the development stage	(149,218)
Total shareholder’s equity (deficit)	(149,118)
Total liabilities and shareholder’s equity (deficit)	$467,913

See accompanying notes to financial statements.

CONGAREE BANCSHARES, INC.
(A Company in the Development Stage)

Statement of Operations

For the Period November 2, 2005 (Inception) to December 31, 2005

Expenses
Salaries and benefits	$45,012
Postage and printing	1,771
Interest	3,400
Telephone	3,775
Professional fees	64,124
Office supplies	937
Rent	8,200
Insurance	2,675
Dues and subscriptions	1,224
Application fees	10,000
Travel and entertainment	1,089
Utilities	1,535
Employee and director education	1,000
Other	4,476
Total expenses	149,218
Net loss	$(149,218)

See accompanying notes to financial statements.

CONGAREE BANCSHARES, INC.
(A Company in the Development Stage)

Statement of Shareholder’s Equity (Deficit)

For the Period November 2, 2005 (Inception) to December 31, 2005

			Deficit
			Accumulated
			in the
	Common Stock		Development
	Shares	Amount	Stage	Total
Issuance of common stock	10	$100	$—	$100
Net loss for the period	—	—	(149,218)	(149,218)
Balance, December 31, 2005	10	$100	$(149,218)	$(149,118)

See accompanying notes to financial statements.

CONGAREE BANCSHARES, INC.
(A Company in the Development Stage)

Statement of Cash Flows

For the Period November 2, 2005 (Inception) to December 31, 2005

Cash flows from pre-operating activities
Net loss and accumulated deficit	$(149,218)
Adjustments to reconcile net loss to net cash used in pre-operating activities:
Accounts payable	26,629
Accrued payroll liabilities	15,402
Prepaid expenses	(21,000)
Deferred stock issuance costs	(8,937)
Cash used by pre-operating activities	(137,124)
Cash flows from investing activities
Purchases of premises and equipment	(417,140)
Cash flows from financing activities
Borrowings from line of credit	565,000
Proceeds from issuance of stock	100
Borrowings from investors	120,000
Repayments of borrowings from investors	(110,000)
Cash provided by financing activities	575,100
Cash balance at end of period	$20,836

See accompanying notes to financial statements.

CONGAREE BANCSHARES, INC.

(A Company in the Development Stage)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Lexington Bank Group, LLC (LBG, LLC) was formed as a limited liability corporation on June 7, 2005 to organize a community bank in West Columbia, South Carolina. On November 2, 2005, LBG, LLC formed Congaree Bancshares, Inc., a bank holding company. Congaree Bancshares, Inc. was formed as a corporation to organize and own all of the capital stock of Congaree State Bank (the “Bank”), a proposed state chartered bank to be located in West Columbia, South Carolina, by a group of thirteen individuals (the “Organizers”). On January 10, 2006, Congaree Bancshares, Inc. acquired all of the assets and assumed all of the liabilities of LBG, LLC.

Upon receipt of all regulatory approvals, the proposed Bank will engage in general commercial banking. The Organizers have received conditional approval from the South Carolina Board of Financial Institutions to obtain a state bank charter. The Company is pending approval from the Federal Reserve Board and from the Federal Deposit Insurance Corporation (FDIC) for deposit insurance. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in the third quarter of 2006. The Company intends to have a December 31 year end.

The Company plans to raise a minimum of $13,200,000 (maximum of $25,000,000) by offering for sale 1,320,000 shares (maximum 2,500,000 shares) of its common stock. The Company plans to use $12,000,000 of the proceeds to capitalize the bank. The organizers, directors, executive officers, and members of their immediate families expect to purchase a total of 226,500 shares at an aggregate purchase price of approximately $2,265,000. The stock offering is expected to close in July 2006.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises”, as it devotes substantially all its efforts to establishing a new business. As of December 31, 2005, the Company’s planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

Organizational and Pre-Opening Costs—Activities since inception have consisted of organizational activities necessary to obtain regulatory approvals and preparation activities to commence business as a commercial bank. Organizational costs are primarily legal fees related to the incorporation and organization of the Bank. Pre-opening costs are primarily employees’ salaries and benefits, and other operational expenses related to the preparation for the Bank’s opening. The organizational and pre-opening costs are charged against the Company’s and the Bank’s initial period operating results.

Offering Expenses—Offering expenses, consisting principally of direct incremental costs of the stock offering, will be deducted from the proceeds of the offering. Such offering expenses are classified as deferred stock issuance costs until the close of the stock offering.

At the completion of the sale of common stock and the opening of the Bank, incurred organizational and pre-opening costs, estimated to be $570,000 will be charged against the Bank’s initial period operating results. Offering expenses are estimated to be in the range of $557,000 to $1,029,400, and will be deducted from the proceeds of the offering. The Company anticipates using a consultant to assist in selling the Company’s stock. The consultant will be paid on a commission basis at 4% of shares sold. The range of offering expenses is based on the minimum and maximum number of shares sold. At December 31, 2005, the Company had incurred $8,937 in offering related costs.

Management’s Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Premises and Equipment—Premises and equipment includes land and furniture and equipment. The furniture and equipment will be depreciated on a straight line basis over the estimated useful lives of the assets. The range of estimated useful lives for furniture and equipment is 5-10 years.

Income Taxes—Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally net operating loss carryforwards.

NOTE 2—PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 2005:

Land	$380,134
Furniture and equipment	37,006
$417,140

Land represents the property at which our main office will be located. Upon completion of the offering, construction is anticipated to begin on this office and is expected to be completed in the third quarter of 2007.

NOTE 3—COMMITMENTS AND CONTINGENCIES

Congaree Bancshares, Inc. entered into a lease agreement for a temporary facility on October 15, 2005 for a minimum term of ten months, ending on August 15, 2006. Monthly rental expense for the initial term is $2,800. The lease required the full payment for the ten-month period in advance. The lease agreement provides for one ten-month renewal term with monthly rental amounts to be determined at that time. This space is being used as the administrative office for Congaree Bancshares, Inc. The minimum payments expected to be incurred in 2006 are $21,000.

The Company has also engaged a consultant to assist with the sale of the common stock. The consultant will be paid on a commission basis of 4% of total shares sold, excluding shares sold to organizers.

NOTE 4—INCOME TAXES

As of December 31, 2005, Congaree Bancshares, Inc. had a net operating loss carry forward of $149,218. There was no benefit for income taxes for the period from November 2, 2005 (inception) to December 31, 2005, since a 100% valuation reserve is being maintained for the net operating loss carry forward.

NOTE 5—LINE OF CREDIT

The Company has established an $875,000 line of credit with a bank to fund operating expenses during the development stage. The line is uncollateralized and has a limited guaranty by the thirteen organizers. The line bears a variable rate of interest at the prime rate minus 0.5 percent (7.25 percent at

December 31, 2005) and matures on November 30, 2006. Interest is due on a monthly basis and the unpaid principal balance is due at maturity. As of December 31, 2005, $565,000 is outstanding on this line of credit.

NOTE 6—SHAREHOLDER’S EQUITY

Congaree Bancshares, Inc. has the authority to issue up to 10,000,000 shares of voting common stock with no par value and to issue up to 10,000,000 shares of preferred stock with no par value. As of December 31, 2005, 10 shares have been issued to the Chief Executive Officer. It is expected that these shares will be redeemed upon the close of the stock offering.

NOTE 7—EMPLOYMENT CONTRACTS

The Company has entered into three-year employment contracts with its President and Chief Executive Officer and Senior Vice President and Chief Business Development Officer. The employment terms began November 1, 2005. Both are entitled to certain additional benefits, including stock options, health insurance, country club dues, and paid vacation. Auto allowances and life insurance are among other benefits provided to them.

CONGAREE BANCSHARES, INC.
STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:   Congaree Bancshares, Inc.
3618 Sunset Blvd.
West Columbia, South Carolina 29641

Ladies and Gentlemen:

You have informed me that Congaree Bancshares, Inc., a South Carolina corporation (the “Company”), is offering up to 2,500,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the “prospectus”).

1.    Subscription.   Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to The Bankers Bank, as escrow agent for Congaree Bancshares, Inc.” the amount indicated below, representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

2.    Acceptance of Subscription.   It is understood and agreed that Congaree Bancshares shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Congaree Bancshares may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

3.    Acknowledgments.   The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

4.    Revocation.   The undersigned agrees that once this Subscription Agreement is tendered to Congaree Bancshares, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

Number of Shares Subscribed	Name or Names of Subscribers (Please Print)
for (at least 150 shares and no more than 50,000 shares)
$
Total Subscription Price at	Please indicate form of ownership desired
$10.00 per share (funds must be enclosed)	(individual, joint tenants with right of survivorship,
tenants in common, trust corporation, partnership, custodian, etc.)
Date:	(L.S.)
Signature of Subscriber(s)
(L.S.)
Social Security Number or Federal	Signature of Subscriber(s)
Taxpayer Identification Number
Street (Residence) Address:

Home Phone Number

City, State and Zip Code	Business Phone Number

Email Address	Cellular Phone Number

When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY CONGAREE BANCSHARES, INC.:

Accepted as of           ,          as to                       shares.

CONGAREE BANCSHARES, INC.

By:
Title:

FEDERAL INCOME TAX BACKUP WITHHOLDING

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

Until                        , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriter, and with respect to their unsold allotments or subscriptions.

2,500,000 Shares
Common Stock

CONGAREE
BANCSHARES, INC.

A Proposed Bank Holding Company For

[Insert bank logo]

(In Organization)

PROSPECTUS

               , 2006

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.                 Indemnification of Directors and Officers

Congaree Bancshares’ articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to CommunitySouth Bancshares, Inc. or its shareholders for any breach of duty as a director. There is no limitation of liability for: any breach of the director’s duty of loyalty; acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the “Corporation Act”); or any transaction from which the director derives an improper personal benefit. In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Congaree Bancshares shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Congaree Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

Congaree Bancshares’ bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require Congaree Bancshares to indemnify those persons against expenses (including attorney’s fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows Congaree Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25.                 Other Expenses of Issuance and Distribution.

Estimated expenses (excluding sales agent fee and expenses) of the sale of the shares of common stock are as follows:

Registration Fee	2,815
Printing, Engraving and Filing	40,000
Legal Fees and Expenses	55,000
Accounting Fees	5,000
Blue Sky Fees and Expenses	10,000
Miscellaneous Disbursements	7,185
TOTAL	120,000

Item 26.                 Recent Sales of Unregistered Securities.

From inception, Congaree Bancshares has issued a total of 10 shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no sales agency commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27.                 Exhibits.

3.1.	Articles of Incorporation
3.2.	Bylaws
4.1.	See Exhibits 3.1 and 3.2 for provisions in Congaree Bancshares, Inc.’s Articles of Incorporation and Bylaws defining the rights of holders of the common stock
4.2.	Form of certificate of common stock
5.1.	Opinion Regarding Legality*
10.1	Employment Agreement between Congaree Bancshares, Inc. and F. Harvin Ray, Jr.
10.2	Employment Agreement between Congaree Bancshares, Inc. and Stephen P. Nivens
10.3	Form of Escrow Agreement between Congaree Bancshares, Inc. and the Bankers Bank
10.4	Form of Sales Agency Agreement between Congaree Bancshares, Inc. and SAMCO Capital Markets*
10.5	Form of Warrant Agreement
23.1.	Consent of Independent Public Accountants
23.2.	Consent of Nelson Mullins Riley & Scarborough LLP (appears in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (filed as part of the signature page to the Registration Statement)

*                    To be filed by amendment

Item 28.                 Undertakings.

The undersigned Company will:

(a)(1)          File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)             Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii)     Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)       Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of Congaree Bancshares, Inc. pursuant to the provisions described in Item 24 above, or otherwise, Congaree Bancshares, Inc. has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

If a claim for indemnification against such liabilities (other than the payment by Congaree Bancshares, Inc. of expenses incurred or paid by a director, officer or controlling person of Congaree Bancshares, Inc. in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Congaree Bancshares, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of West Columbia, State of South Carolina, on February 15, 2006.

CONGAREE BANCSHARES, INC.
By:	/s/ F. HARVIN RAY, JR.
F. Harvin Ray, Jr.
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Harvin Ray, Jr. and Stephen P. Nivens, or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto these attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that these attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ THOMAS HAL DERRICK	Director	February 15, 2006
Thomas Hal Derrick
/s/ STEVEN W. MCGUINN	Director	February 15, 2006
Steven W. McGuinn
/s/ DAVID S. MURRAY, JR.	Director	February 15, 2006
David S. Murray, Jr.
/s/ STEPHEN P. NIVENS	Senior Vice President, Director	February 15, 2006
Stephen P. Nivens
/s/ F. HARVIN RAY, JR.	President, Chief Executive Officer, Director	February 15, 2006
F. Harvin Ray, Jr.

/s/ VICTORIA SAMUELS, MD	Director	February 15, 2006
Victoria Samuels, MD
/s/ E. DANIEL SCOTT	Director	February 15, 2006
E. Daniel Scott
/s/ NITIN C. SHAH	Director	February 15, 2006
Nitin C. Shah
/s/ J. LARRY STROUD	Director	February 15, 2006
J. Larry Stroud
/s/ DONALD E. TAYLOR	Director	February 15, 2006
Donald E. Taylor
/s/ JOHN D. THOMPSON	Director	February 15, 2006
John D. Thompson
/s/ HARRY MICHAEL WHITE	Director	February 15, 2006
Harry Michael White

EXHIBIT INDEX

Exhibit	Description
3.1.	Articles of Incorporation
3.2.	Bylaws
4.1.	See Exhibits 3.1 and 3.2 for provisions in Congaree Bancshares, Inc.’s Articles of Incorporation and Bylaws defining the rights of holders of the common stock
4.2.	Form of certificate of common stock
5.1.	Opinion Regarding Legality*
10.1	Employment Agreement between Congaree Bancshares, Inc. and F. Harvin Ray, Jr.
10.2	Employment Agreement between Congaree Bancshares, Inc. and Stephen P. Nivens
10.3	Form of Escrow Agreement between Congaree Bancshares, Inc. and the Bankers Bank
10.4	Form of Sales Agency Agreement between Congaree Bancshares, Inc. and SAMCO Capital Markets*
10.5	Form of Warrant Agreement
23.1.	Consent of Independent Public Accountants
23.2.	Consent of Nelson Mullins Riley & Scarborough LLP (appears in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (filed as part of the signature page to the Registration Statement)

*                    To be filed by amendment